SYNERGY BRANDS INC.

                             CONSENT OF SHAREHOLDERS
                               IN LIEU OF MEETING

                                December 9, 2002

The undersigned being the holders of record as of December 1, 2002 of a majority of the voting rights outstanding regarding the issued and outstanding stock of Synergy Brands Inc., and being authorized to cast such votes, do hereby consent to and adopt the actions as set forth in the following resolutions:

RESOLVED, that this corporation is authorized to implement a one for four reverse split of its outstanding common stock as further described in , implemented by and pursuant to the terms of the Certificate of Amendment to this corporation's Certificate of Incorporation attached hereto, and this corporation's Board of Directors by majority vote shall and does hereby have authority to choose to implement such split, or to cancel such reverse stock split entirely, at any time, for any reason, prior to the filing of and resulting effectiveness of the Amendment as accepted by this corporation's Board of Directors, PROVIDED HOWEVER that the choice to implement the aforesaid Amendment shall be made by this corporation's Board of Directors and the filing of the chosen Amendment to effectuate the Reverse Split shall be accomplished within 60 days of the date of this Shareholders Consent; Otherwise such Amendment shall require the further approval of a majority of this corporation's shareholders.

RESOLVED, that this corporation is authorized to make a Private Placement offering of part of its authorized but yet unissued common stock in the amount of up to 600,000 shares at a subscription price of no less than $2.50 per share which offering shall be made only to potential investors, preferably who have previously invested in the Company's securities and who are therefor familiar with the Company, who qualify as "Accredited Investors" as such term is defined in Regulation D under the Securities Act of 1933 as amended, to the extent and with such further provisions as may be advisable and consented to by a majority of the members of this corporation's Board of Directors.

IMPLEMENTATION

RESOLVED, that the proper officers of this corporation be and they are hereby authorized and directed to do or cause to be done any and all such acts and things and to execute and deliver any and all such further documents and papers as they may deem necessary or appropriate to carry into effect the full intent and purpose of the foregoing resolutions and all referenced resolutions of this corporation's Board of Directors applicable thereto.

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                                     -EX-5-